Exhibit 14.1



                       INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders of FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES, INC.

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement 333-13273 on Form N-14 of the Federated Fund for U.S. Government Securities, Inc. (formerly, Fund for U.S. Government Securities, Inc.) of our report dated May 17, 1996, appearing in the Annual Report of Federated Fund for U.S. Government Securities, Inc. for the year ended March 31, 1996, and incorporated by reference in the Statement of Additional Information dated May 31, 1996.


/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
December 16, 1996